Exhibit 10.18

D-Novo Therapeutics, Inc.

28202 Cabot Road, Suite 200

Laguna Niguel, CA 92677

December 11, 2001

John G. Curd, MD

Dear John:

I am pleased to offer you the position of President and Chief Medical Officer for D-Novo Therapeutics effective January 1, 2002. You will report to the Chief Executive Officer. The Company will be located in the San Francisco area.

Your base compensation will be $275,000 per year. Your annual bonus opportunity will be 25% of your base compensation ($68,750) based upon performance objectives to be mutually agreed upon. You will be issued an option to purchase up to 4.25% of the Common Stock of the Company with vesting over a four-year period subject to approval by the Board of Directors. The 4.25% will be calculated after the Company’s Series A-2 closes in the first quarter of 2002. It is anticipated that the shares authorized and issued at that time will be 12,800,000 (including option pool). A copy of the Incentive Stock Option Agreement and the Company’s standard form of Optionee Restriction Agreement will be provided after Board approval.

D-Novo will also provide a severance package of six (6) months’ salary if D-Novo terminates your employment without cause.

You will be entitled to twenty (20) days vacation each year, accruing on a monthly basis, one (1) personal day and eight (8) holidays. You will be eligible for fringe benefits established by the Company and approved by the Board.

The Company will reimburse you for all reasonable and necessary out-of-pocket expenses incurred by you in connection with services rendered on behalf of the Company subject to your providing the Company with appropriate substantiation in accordance with Company policy.

Upon commencement of your employment, you and the Company will execute a Patent, Copyright and Non-disclosure Agreement and such other agreements as set forth in the Employee Handbook. Your employment is at will, which means that either you or the Company may terminate it at any time, with or without cause for any reason or no reason what so ever.

John, this is a very exciting opportunity to build a company from the ground floor. I am looking forward to your contributions to our success. If this offer meets with your approval, please sign where indicated below and return to me no later than December 20, 2001.

Sincerely,

/s/ Eckard Weber
Eckard Weber, M.D. CEO and President
Agreed and accepted:

/s/ John G. Curd
John G. Curd, MD

December 20, 2001
Date